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                           Merrill Lynch & Co., Inc.
           Market Recovery Notes(SM) Linked to the S&P 500(R) Index
                                 due May 2004
                $10 USD original public offering price per unit

                            Private Offering Notice

                                 Summary Terms
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The securities:                                             Payment at maturity:
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o No payments prior to maturity.                            o Payment on the securities at maturity will be based upon
o The securities may not be redeemed prior to                 the percentage change in the value of the S&P 500 Index.
  maturity.                                                   If the value of the S&P 500 Index has increased over the
o Senior unsecured debt securities of Merrill Lynch &         term of the securities, an investor will receive a
  Co., Inc.                                                   payment based upon triple the percentage increase, not to
o The securities are expected to be quoted on the Nasdaq      exceed a maximum payment expected to be between $11.60 USD
  National Market under the symbol "MRNS".                    and $12.00 USD per unit. If the value of the S&P 500 Index
o Expected settlement date: March  , 2003.                    has decreased over the term of the securities, an investor will receive a payment based upon that percentage decrease.
                                                              As a result, an investor may receive less, and possibly
                                                              significantly less, than the original public offering price of $10 USD per unit.

The securities (the "Securities") the subject of the attached offering document (the "Offering Document") have not been approved for public sale in any jurisdiction outside of the United States. As such, the Securities are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering
Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of the Company.

The discussion contained in the Offering Document relating to the tax implications of investing in the Securities is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the U.S. Accordingly, investors should consult their local tax advisor before making an investment in the Securities.

This Notice and the Offering Document have been issued by Merrill Lynch & Co., Inc. (the "Company") for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisers concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages S-7 to S-9 of the Offering
Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill
Lynch International Bank Limited ("MLIB"), which is regulated by the Financial Services Authority, with registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.

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Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"),
which is handling the sale of the Securities, has no place of business in the UK and is not regulated by the Financial
Services Authority. Therefore, with respect to anything done by MLPF&S, the regulatory regime governing an investor's rights will be different than that of investors' rights in the UK, and the UK rules for the protection of private investors and the UK Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for UK investors.

Investors should also note the following:

         (a) The Securities are denominated in United States dollars. Investors that purchase securities with a currency other than dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

         (b) The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

         (c) Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment adviser for information concerning the Company, the Securities and the suitability of purchasing the
Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

         (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

         (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

         (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.


                                       The date of this Notice is March 17, 2003

                This Notice supplements the Preliminary Prospectus Supplement, dated February 18, 2003, and the Prospectus, dated September 25, 2002.









"Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)", "S&P(R)" and "500" are trademarks of The McGraw-Hill
Companies, Inc. and have been licensed for use by Merrill Lynch Capital Services, Inc. Merrill Lynch & Co., Inc. is a
sublicensee.
"Market Recovery Notes" is a service mark of Merrill Lynch & Co., Inc.
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